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PILGRIM’S PRIDE CORPORATION

Fiscal Year 2003, Fourth Quarter Earnings Results

Please continue holding for this conference with Pilgrim’s Pride Corporation. We’ll be starting in a few more minutes. Thank you very much. Please continue holding for this Pilgrim’s Pride conference call. We will be starting in just about a minute or so, thank you. Please stand by. The meeting is about to begin.

Good morning everyone and welcome to the Pilgrim’s Pride Conference Call to discuss the fiscal 2003 year end and fourth quarter results. With us today we have Mr. Rick Cogdill, Executive Vice President and Chief Financial Officer of Pilgrim’s Pride and Mr. O.B. Goolsby, Chief Operating Officer and President of Pilgrim’s Pride. This call is being recorded. Your participation implies consent to our recording this call. If you do not agree to these terms simply drop off the line. All participants will be placed in a listen-only mode. At the end of the speaker’s presentations we will provide instructions for asking questions. I would now like to turn the call over to Mr. Cogdill. Please go ahead sir.

MR. RICK COGDILL:

Good morning. Thank you for joining us today to review Pilgrim’s Pride’s fourth quarter and fiscal 2003 financial results. This morning we released our earnings and our press release along with related financial information. On this morning’s call we will discuss in more detail our fourth quarter’s results and some factor’s contributing to our performance. We will also update you on the progress made at Pilgrim’s Pride and the industry transit we see impacting the company in the near term. Before I review the financial results, O.B. Goolsby, our President and Chief Operating Officer will give a brief overview of the quarter. And following our prepared remarks we’ll be happy to entertain any questions that you may have. When we reach that point in the call you will be instructed by the operator to begin queuing up the listeners so that we may address your questions. Before we begin I need to remind everyone that this conference call will contain certain forward looking statements including our expectations of future results, sales and cost of sales information, market dynamics, etc. Actual results might differ materially from those projected in these forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those forward looking statements is contained in yesterday’s press release as well as in our forward looking statement disclosures contained in our forms 10K, 10Q and 8K as filed with the Securities and Exchange Commission. That being said I will now turn it over to O.B.

MR. O.B. GOOLSBY

Thank you Rick. Good morning everyone. Let me begin by saying how pleased I am with our record sales for the quarter and the fiscal year. Our year-over-year, quarterly performance in the fourth quarter reflect improvements in pricing and better operating efficiency, commodity prices for chicken parts were up substantially from the same quarter last year. Leg quarters were up 64 and a half percent over the same quarter a year ago. For the year they remained under prior year averages by approximately one percent. Whole wings were up 14.2 percent for the quarter while year to date wings were off by 5.4 percent compared to prior year averages. Boneless, skinless breast meat was up 22.5 percent for the quarter and up 11.1 percent for the year. On a total U.S. chicken mixed basis the average sale price of chicken was up by six cents a pound or 8.8 percent from the same quarter last year. Our U.S. chicken operating margin of 7.9 percent was the highest quarter we have had in four years since our quarter ended September of 1999 when we announced an operating margin of 9.1 percent. For the quarter core prepared foods chicken volume increased 8.7 percent compared to the same quarter last year. We expect this business to continue growing in the range of 10 to 15 percent per year for the next several years. Our acquisition of ConAgra’s chicken division will significantly expand and enhance both our prepared product offering and our distribution capabilities. As a result we will be even better positioned to benefit from the growing demand for prepared chicken products.

We believe consumers continue to prefer chicken over alternative protein sources and that price, convenience and a more health conscious society may help drive this preference. The fresh chicken business was positively affected by the decreased overall meat supply and resolution to the export restrictions that have affected our earlier in the year results. We expect favorable pricing for fresh chicken will continue to benefit from the decreased meat supply in 2004. We expect this pricing environment coupled with improved plant efficiency will provide solid results for us in 2004.

Although overall Pilgrim’s Pride had a very successful fourth quarter our positive results were significantly offset by lower sales in our turkey business. Sales in our turkey division were off 7.5 percent for the quarter and 12.2 percent for the year compared to prior year amounts due to the continued effects of our October 2002 turkey deli meat recall. This resulted in an operating loss in our turkey division of 23.7 million dollars for the fourth fiscal quarter and 73.1 million for the year before inclusion of the 23 million in A.I. recoveries which related to this business segment.

While we are disappointed by the results posted in our turkey business this quarter, getting the most profitable sections of this business back to recall sales levels remains our primary focus. And we are taking a number of steps that we believe will allow us to achieve this goal. What we have done to address the problems in our turkey business; we took a leadership role in June by announcing a cutback in our turkey placements. This activity will reduce our commodity volumes by 15 percent starting in December and carry forward through the traditional week periods of January through April. Singular cutbacks by some of our competition should also help to prevent the historical low markets that we experienced last year. Additionally as the Russian export issues are resolved increased demand for dark meat should help support pricing.

We have taken on a project to streamline our turkey plants specializing their capabilities. This project, which will be accompanies by more simplified sales mix, will reduce cost and improve margins. We are focusing our sales effort of turkey prepared foods behind our high margin turkey salads and deli breast meat sold under the Pilgrim’s Pride brand. We have several tests with national retail chains currently being conducted. And as we announced earlier this month we hired Bob Wrights to lead our turkey division. Bob has over 20 years of experience in the industry. His management skills and proven ability to deliver results in areas such as profitability and operational effectiveness make him a very welcome addition to our team.

Under Bob’s leadership we will continue to realign our turkey product mix in favor of higher value added further processed foods and enhance customer support and service capabilities. We believe that Pilgrim’s Pride will become a strong brand name in the turkey business like it is in the chicken business. And we are optimistic conditions in the industry will continue to improve in 2004.

Going forward we expect sales of our prepared foods turkey business to reach previously held market levels by mid fiscal 2004. Course we also continue to be excited about the many strategic benefits we realized from our acquisition of ConAgra’s chicken division which we expect to close this month. Since announcing our intention to purchase ConAgra’s chicken division in June we have established a transition team made up of senior representatives from both Pilgrim’s Pride and ConAgra that is working hard to ensure a smooth and successful integration. We are confident that once the transaction is finalized that we will have a management team that represents some of our industry’s most extensive expertise.

I’d like to conclude by touching briefly on some of the industry trends that are likely to affect our performance and the overall profitability of the poultry industry in the coming year. First, we believe the U.S. chicken industry is positioned to take advantage of several factors that should continue to increase market prices and overall industry profitability.

The U.S. chicken industry exports are rebounding from last year’s decline. Where chicken exports declined approximately 14 percent in 2002 from the 2001 levels, they are projected to finish up approximately five percent this year. Looking ahead to 2004 the USDA is projecting exports to continue to increase approximately eight percent bringing the total projected exports pounds back to approximately 2001 levels. Specifically as an industry we have been making good progress with our export business into Russia and are booking orders. Several U.S. processing plants have been approved for exports and products are moving. The quota by country system, while less in total volume than we were exporting in 2001, does remain in place and favors U.S. suppliers which have a 74.4 percent share of the total.

The return of these export pounds lost last year coupled with the restraint in the domestic production has resulted in only one half of one percent increase in total pounds of chicken required to be consumed domestically in 2003. And only a projected one percent increase for 2004. This coupled with favorable overall meat supply numbers are the driving force behind the improvements we are currently seeing.

Commodity grain prices are a mixed bag. We expect to be positively impacted by falling corn prices and negatively impacted by higher soybean meal costs. The USDA’s October report projected that 2003 to 2004 corn prices to be in the range of a dollar ninety to two dollars and thirty cents a bushel compared to two dollars and thirty two cents for the previous year. While the current future prices are higher than these levels today we believe a downward correction will occur in grains. Every one cent per bushel change in the average corn price results in an annualized benefit or cost of approximately 1.2 million dollars to Pilgrim’s Pride. The USDA’s October report projected soybean meal pricing to be 185 dollars to 215 dollars a ton compared to 181.60 for the previous year. Like corn, current future prices are higher than these levels today. However, unlike our optimism on grain prices, we are more skeptical about the soybean meal. The surge in the bean complex has been driven by recent aggressive purchasing of beans by China. As of mid October China’s purchases of beans has equaled last year’s purchases by the mid December. Or stated in another way China has purchased approximately 200 percent of its prior year purchases as of this time last year. Every one dollar per ton change in the average soybean meal price results in an annualized benefit, or cost, of approximately 1.2 million to Pilgrim’s Pride.

As I mentioned earlier the demand for U.S. chicken in the U.S. remains solid. This demand highly favors the white meat components of the chicken. The USDA estimates that chicken per capita consumption in the U.S. will increase to 37.7 percent of the total per capita consumption of total red meat and poultry in 2004. A slight increase from the 37 percent in 2003.

The USDA projects a 2.1 percent increase in production of chicken along with a 4.6 percent decline of beef production in 2004. Total red meat and poultry production is expected to decline by a half a percent. According to the USDA beef supplies will continue to remain very tight over the next couple of years as it is not biologically possible to increase supplies until at least 2006. These supply and demand factors are reflected in our chicken prices and we expect this trend to continue to create a positive pricing environment.

Before I turn the call over to Rick to discuss the fourth quarter results in more detail I want to emphasize that Pilgrim’s Pride is well positioned heading into fiscal 2004. As we plan for the future our objectives remain constant; to increase sales of our higher margin, prepared foods products, and to improve fresh chicken and turkey profit margins as the industry dynamics improve. Our commitment to providing our valued customers with the highest quality poultry products has never been stronger. And we will continue to remain focused on delivering improved growth and driving shareholder value.

With that I would like to turn the call over to Rick.

MR. RICK COGDILL

Thank you O.B. Before I get started on the financial numbers I will be referring to several numbers, and at times, provide net amounts. As I’ve done in the past I want to caution you that these net amounts include adjustments from a computational aspect relating to the employee incentive plan and retirement accrual computations that are also dependent on profitability just like taxes.

For simplicity instead of explaining that every time I will simply refer to these items as net. Let’s start with earnings per share for the fourth fiscal quarter. As we reported this morning we realized earnings per share of 61 cents for the quarter ended September 27, 2003. This compares to a net loss of eight cents per share for the same period last year. Included in this year’s fourth quarter is an 11.2 million dollar gain, or 6.3 million net or 15 cents a share, which is attributable to the recoveries from prior years avian influenza and partial payments from settlements of vitamin and methionine anti trust lawsuits and a one time non cash tax benefit of 16.9 million, or 41 cents per share, resulting from the reversal of evaluation allowance of a net operating losses in our Mexico operations.

Included in last year’s fourth quarter is an estimated 5.3 million, or three million net or seven cents per share, of negative effects related to the March 2002 avian influenza outbreak in our turkey division. A 1.1 million dollar gain, or 6.6 million net or one cent per share, which is attributable to the partial payments from settlements of vitamin and methionine anti trust lawsuits and a non cash benefit of 2.2 million, or five cents per share, associated with tax law changes in Mexico.

For fiscal 2003 in total we earned a dollar thirty six per share compared to 35 cents per share for the same period last year. Again, included in the fiscal year results are various special charges and recoveries related to avian influenza, vitamin and methionine anti trust lawsuits and changes in the Mexican income tax law.

Let me cover several of these amounts by category. Included in fiscal 2003 results are proceeds from the federal government to reimburse poultry producers for losses incurred due to the avian influenza amounting to approximately 26.6 million, which is 15 million net or 36 cents per share. An estimated 7.3 million of negative effects related to the avian influenza outbreak which affected our first two quarters of fiscal 2003.

This amount on a net basis was approximately 4.1 million, or ten cents, per share. Accordingly on a combined basis these two avian influenza effects for fiscal year 2003 would be estimated at a positive 10.9 million net, or 26 cents per share.

We also had recoveries from vitamin and methionine lawsuits of 56 million, or 31.6 million net or 77 cents per share, and a one time non cash benefit of 16.9 million, or 41 cents per share, again resulting from evaluation allowance reversal on net operating losses in our Mexican operation.

Included in fiscal 2002 results are negative effects from the avian influenza outbreak of an estimated 26 million. On a net basis this was approximately 14.7 million, or 36 cents per share. Accordingly all in all the cumulative avian influenza effect on our bottom line for fiscals 2002 and 2003 combined was an estimated negative 6.7 million dollars, or 3.8 net or ten cents a share.

Recoveries from vitamin and methionine lawsuits of 10.4 million were also included in the 2002 results or 5.9 million net or 14 cents per share and a tax benefit of 11.9 million or 29 cents per share that arose from a change in Mexican tax laws in 2002.

Turning to the income statement. Our sales for the fourth quarter were 709.5 million compared to 639.8 million for the same period last year. This is an increase of 69.7 million or 10.9 percent. The increase for this quarter was primarily attributable to increased production volumes and higher sales prices in the U.S. for both our prepared foods and fresh chicken products offset partially by lower sales prices in our turkey segment. U.S. chicken sales were up 17.4 percent. This was due to an 8.8 percent increase in revenue per pound and to a 7.9 percent increase in pounds produced. Turkey sales were down 7.5 percent due to a 7.2 percent decrease in revenue per pound and less than a one percent decrease in total pounds produced.

Specifically sales of our turkey prepared food products from our plant in Franconia, Pennsylvania which had the recall last October remained off 11.9 million or 26.6 percent in total sales dollars and 12.5 percent on a per pound basis and 16.1 percent in volume.

Sales in our Mexican operations were almost unchanged at 86.8 million or 18.8 percent higher volume primarily offset by a 14.5 percent decrease in revenue per pound.

For the year ended September 2003 sales were 2 billion, 619.3 million compared to 2 billion, 533.7 million for the same period last year. This is an increase of 85.6 million or 3.4 percent. Again, our core prepared foods chicken division was the primary factor resulting in this sales increase. It increased 10.7 percent in volume and 10.3 percent in dollars. U.S. chicken sales were up 5.4 percent for the year. This was due to a two percent increase in revenue per pound and to 3.3 percent increase in total pounds produced. Turkey sales were down 12.2 percent due to a 10.6 percent decrease in revenue per pound and a 1.8 percent decrease in total pounds produced.

Again, specifically sales of turkey prepared food products from our plant in Franconia, Pennsylvania again, which had the recall in October 2002 remained off 70.9 million dollars or 36.9 percent in total sales and 19.7 percent on a per pound basis and 21.4 percent in volume.

Sales in our Mexico operations for the year were up 7.9 percent in sales. This was due to a 3.7 percent decrease in revenue per pound offset by a 12 percent increase in volume.

Our operating income for the quarter ended September 2003 was up 28.8 million to 25.7 million compared to an operating loss of 3.1 million in the same period last year. For the year operating income was up 112.8 percent to 63.6 million compared to 29.9 million in the same period last year.

Our interest expense for the quarter ended September 2003 increased to 9.1 million compared to 7.1 million last year. This is due primarily to higher average levels of outstanding debt during the quarter and specifically higher levels of outstanding nine and five eighths senior notes versus the prior year. We sold an incremental 100 million dollars of these notes on August 13, 2003 as we began aligning our capital structure for the pending ConAgra chicken division acquisition. As a percentage of sales our interest expense rose slightly to 1.3 percent of sales from 1.1 percent last year.

For the year interest expense was up six million to 38 million dollars. Again, this was due to higher average level of outstanding debt during the period. And as a percentage of sales interest expense grew to 1.5 percent from 1.3 percent last year.

Our income tax expense for the quarter ended September 2003 was a benefit of 8.1 million or 8.8 million expenses when excluding the one time non cash benefit of 16.9 million on net income before income taxes of 16.9 million. This compares to an income tax benefit of five million or a benefit of 3.8 million when excluding last year’s non recurring benefit of 2.2 million on a net loss of 8.1 million for the prior year.

For the year ended September 2003 our income tax expense was 7.2 million or 24.1 million again, when excluding the one time non cash benefit of 16.9 million on net income before tax of 63.2 million for an effective rate of 38.1 percent. This compares to the tax benefit of 12.4 million or 0.5 million when excluding last year’s non recurring benefit of 11.9 million on net income before taxes of 1.9 million for the prior year.

Let’s turn to the balance sheet. If we look at our total assets they remained relatively stable at 1,257.5 million versus the previous quarter and up slightly from 1,227.9 million at the end of the prior year. Our total debt decreased 64.1 million dollars during the quarter and 35 million dollars for the year to 418.6 million from 482.8 million at the end of the prior quarter and 453.6 million at the end of the prior year. On September 27, 2003 our total debt was made up of 2.6 million in current maturities on long term debt and 416 million of long term debt.

And the end of this quarter we had approximately 345 million in available borrowing capacity under our secured term borrowing facility and 112.9 million in capacity under our revolving credit facilities for a total of approximately 457.9 million of financing availability. If you add that to our reported cash of 20.2 million our total balance sheet liquidity is approximately 458.8 million. The weighted average interest rate on our debt outstanding at the end of September was 8.28 percent up from the 6.89 percent the previous year. At the end of this quarter 87 percent of our debt was fixed with the remainder on a floating rate basis.

Our shareholder’s equity increased 24.5 million dollars from the prior quarter and 52.4 million from the prior year end to 430.2 million dollars.

Looking at the statement of cash flows, if we start with depreciation and amortization for the quarter ended September 2003 it was relatively stable but up 1.8 million to 19.9 million compared to 18.1 million for the same period last year. And for the year ended September it was up 3.2 million to 74.2 million compared to 71 million last year.

Our capital expenditures for the quarter were down 27.5 percent to 17.4 million compared to 24 million in the same period last year. And for the 12 months ended September 2003 capital expenditures were down 33 percent to 53.6 million compared to 80.4 million in the same period last year.

These reductions reflect aggressive management of our capital expenditures and also the completion of several capital projects that were in progress during 2002 and completed in the early parts of 2003. Other changes on the statement of cash flow for the year ended September 2003 included increases in inventories by 14.1 million or 4.3 percent basically to support the 3.4 percent increase in net sales.

For the fourth quarter however inventories actually decreased 17.4 million or 4.7 percent.

Receivables increased 41.8 million to 127 million dollars. The bulk of this 22.5 million is related to increases in receivables from our insurance company related to the turkey meat recall of October 2002. Our accounts payable and accrued expenses were up 27.1 million for the year or 10.2 percent.

As of September 27, 2003 we had recorded 22.5 million of these receivables on our balance sheet related to the recall. Again, that is made up of 27 million gross receivables less advances from our insurance provider of four million less our deductible of a half million dollars.

Due to the recall we estimate that sales at Franconia plant were negatively affected by approximately 13 million dollars and 82 million dollars for the quarter and for the year to date. And our operating margins were negatively affected by approximately 19 to 20 million dollars for the quarter and 65 to 70 million dollars for the 12 months ended September 27th. The recall related losses in the fourth fiscal quarter of 2003 were higher than previously projected due primarily to a decision by the company to liquidate frozen turkey breast meat in the commodity and school lunch markets. This meat was originally being stored for use in our turkey prepared food products. However as sales at Franconia continued to lag behind expectations prospects of utilizing this meat for its intended purposes diminished and it was necessary to liquidate this meat in the commodity markets in order to mitigate the losses that otherwise would materialize.

As of the end of fiscal 2003 however the company did not have any additional amounts of excess turkey breast meat inventories on hand. As a result of these losses the company has filed an interim claim in August of 2003 for the nine months period October 2002 though June 2003 for 47 million of business interruption losses. The company is in the process of updating this claim through October 11, 2003 which is the one year anniversary of the recall and the period covered by the business interruption provision of this policy. This expected updated claim will result in a total business interruption claim of approximately 71 million dollars. If we aggregate the direct recall amounts previously mention with this business interruption cost we expect our total claim as of October 11, 2003 to be approximately 100 million dollars although its policy limit is only 50 million, four million of which we have already received.

Therefore the continuing effects of the recall on our business after this period will not be covered by insurance and will have a negative impact on our operations. This impact is estimated to continue until sales of prepared food turkey products from our Franconia plant have been reestablished in the market to pre-recall levels which is currently projected to be in the second half of 2004. This amount is estimated to be 20 to 25 million dollars for the first six months of 2004.

Let’s turn to our forecast for 2004. Our forecast for 2004 will not include any effects of the pending acquisition of the ConAgra chicken division. That being said, for the first quarter specifically we are going to give a projection range of 15 cents to 25 cents per share. And for the fiscal 2004 our earnings per share projection will be from 90 cents to $1.10. We expect sales will increase four to eight percent in the U.S. from two billion three hundred fifty million to two billion four hundred fifty million. And three to six percent in Mexico from 380 to 390 million dollars.

Therefore total sales are projected to be up four to eight percent from two billion seven hundred thirty million to two billion eight hundred forty million. Chicken volumes are projected to be up approximately four percent in the U.S. to approximately 2.550 billion pounds. Mexico pounds are projected to be up approximately seven to ten percent to approximately 650 to 665 million pounds. Our turkey volumes are projected to be down as a result of our cutbacks approximately 11 percent to approximately 370 million pounds. Cost of good sold are projected to be in the 91 to 92 percent of sales range. Our SG&A is projected to remain relatively flat in the 5.2 to 5.4 percent of sales range. This will give us a projected operating margin in the three to four percent range. The component perspective if interest expense is continued to remain in the 700 to 800 thousand dollar per week range for the year and for the first fiscal quarter. And our projected effective income tax rate will range between 30 and 35 percent.

Our capital expenditures for fiscal 2004 is projected to be in the 80 to 100 million dollar range at this time. With these projection amounts this should give you all the necessary components to analyze the first fiscal quarter and the fiscal 2004 at least at this point.

A few words about ConAgra. As was mentioned previously we are not able to give guidance on ConAgra chicken division which will be included in our results beginning in December 2003. We will give updated guidance with these operations in our fiscal 2004 first quarter conference call which will be scheduled for mid January 2004. As was noted in our proxy material that was filed on Monday, based on the formula contained in our stock purchase agreement with ConAgra Foods and using an estimated adjusted net book value of 525.6 million from ConAgra’s chicken division’s August 24, 2003 financial statements we would issue 25 million 358 thousand, 860 shares of common stock using the adjusted volume weighted average price of the Class A common stock of nine dollars, 32.67 cents from June 10th through October 24, 2003. Based on these numbers the number of shares being issued is down approximately 36 percent from the number of shares discussed when the deal was announced on June 9th which was 39.4 million shares.

As we had previously announced we expect to realize annual cost savings in excess of 50 million dollars resulting from this acquisition. Thirty to 40 percent of this in year one, 40 to 80 percent in year two and 100 percent in the final year three; these are complete years following the acquisition. These cost savings are expected to be achieved through the optimization of production and distribution facilities implementation of best practices between Pilgrim’s Pride and ConAgra’s chicken business including purchasing areas, production and logistics. As we had previously statement we expect the transaction to be accretive when including the anticipated synergy effects in the second full year after completion of the transaction.

As we announced this morning we have mailed our proxy statement calling for the stockholder’s meeting to vote on both the combination of our Class A and Class B common stock into a single class of common stock and to issue a new shares in connection with the acquisition of the ConAgra foods chicken division. We will be holding this special meeting of our stockholders on

Thursday, November 20, 2003 at our corporate offices in Pittsburg, Texas at 9 o’clock A.M. Central Time.

That being said this concludes the prepared remarks section of the conference call and we’ll now be happy to answer any specific questions that you may have. Operator if you’ll come back on and start queuing up the calls.

Very good sir. At this time we will be taking questions from all participants. If you would like to ask a question please press one on your telephone key pad. If you wish to withdraw a question you can press the pound sign. But once again to ask a question please press one. One moment while we poll for questions please.

First question comes from Diane Geisler [phonetic]. Please go ahead.

Q1: Good morning

A1: Good morning Diane.

Q2: I think I missed the, the synergy. What percentage of the synergy do you expect to both gain in the first year?

A2: Again, it was 30 to 40 percent of the 50 million dollars in that range.

Q3: It does sound a little curious given that you do expect synergy savings starting in the first year. And given what you’ve said about how the business has improved in the U.S. I understand turkey continues to be negative. Why your projections show that the business is not accretive until the second full year? Could you maybe talk about that a little bit?

A3: Well you know again Diane we aren’t updating any specific projection information on ConAgra. And we’re really unable to give you any forward looking information on ConAgra specific performance. But if you take a look at the 8-K’s that have been filed you can see that the number of shares just by itself is quite diluted in the first year. And while we do see a turnaround in the poultry markets we don’t believe at this time that that would overcome the decretive nature in the first 12 months.

Q4: Ok, is there, should we be looking, I know you’ve given us a full year tax rate based on your business, but should we be looking at a higher tax rate once ConAgra’s assets are included given that the U.S. business?

A4: I really don’t think so. I think the 30 to 35 percent range will encompass you know both our business and ConAgra’s. You are correct in that you know our Mexico operation has a lower effective tax rate and has helped make our tax rate less sometimes than what otherwise would be. But you know I think overall we’ll still come in that range.

Q5: Ok and could you talk a little bit about what happened in Mexico? Why that was a negative this quarter? I had been looking for a profit.

A5: Yeah there was actually some unusual inter company charges that we booked to our Mexican operation, approximately 4.8 million dollars, having to do with prior year services on systems conversions. And we went back and inter company billed Mexico for that. So there’s really a four million dollar out of period movement if you will that took place this quarter because of inter company billings.

Q6: Ok so excluding that you would have had a profit of about 1.4 million?

A6: Yeah, I mean, that’s correct on operating basis [Actually: $2.2 million].

Q7: And I guess the other thing I wanted to know about was for next year are you receiving insurance, you’ll start receiving insurance payments. Are there any other sort of USDA or vitamin, is there any other extraordinary item that we should think about coming in 2004?

A7: We do not anticipate any additional significant recoveries. There are still some amounts of recoveries that we do expect to receive in the vitamin methionine lawsuits. But nowhere near the material nature that we’ve seen this year. From the avian influenza perspective none of that is projected to occur next year. The only thing that really remains outstanding on avian influenza would basically be state compensation if they wanted to fund the industry and make up the shortfall between what the government, federal government did and the actual losses. But given the nature of the state budget problems we don’t foresee that occurring next year if ever. As it relates to the insurance reimbursements you are correct. Would expect to receive some, you know, the final settlement of the insurance claim from the recall. Those insurance amounts are not included in the forward looking statements we gave regarding the earnings per share. And approximately 24 million dollars of the total policy limits would be eligible to be recorded as margin, you know, margin improvement in our operations when it’s received. So what we said we had a 71 million dollar business interruption claim we’ve got you know again the 50 million dollar policy which we’ve received four million already leaving the 46 million dollars left to be received. You take out the balance sheet recorded amounts that leaves the balance to come in through operating margin improvement or enhancement to offset the losses realized this year.

Q8: Refresh my memory, what’s the balance sheet figure?

A8: The balance sheet was again at 22.5 million I believe. Let me turn to that real quick here. Twenty two point five million is the net receivable balance that we’ve got recorded.

Q9: And one final question on the timing. Your shareholders meeting is the 20th? What are the regulations regarding the time that must pass between the shareholder meeting and the time you issue the shares, the new shares and close the deal?

A9: Yeah there’s no requirements on that. You know our anticipated timing if everything goes as planned will be to have the shareholder meeting on the 20th. At the close of business on Friday go through the legal exchange if you will of the stock, the Class A, Class B for the new stock, the PPC ticker stock and begin trading under the PPC symbol first thing in the morning on Monday, the 24th. And again that all assumes things go as planned and the planning is to be able to close the ConAgra acquisition over that weekend so that on the 24th we will begin both trading under the new ticker symbol and also begin operating the ConAgra poultry division.

Q: Ok. Well thank you very much.

The next question comes from Rizvah [phonetic] Hapsadah [phonetic] with Lehman Brothers. Please go ahead.

Q10: Good morning.

A10: Hi Rizvah [phonetic].

Q11: You mentioned this turkey losses are for the first half of fiscal 04. You mentioned 20 million or 22 million?

A11: Twenty to 25 million.

Q12: Ok.

A12: We project that to be the losses resulting from the effects of the recall ok? That’s not necessarily indicative of what the operating income number will be. But that will be our projected difference between what operating income would be otherwise had that recall effects not still been going on.

Q13: I see. And do you have a position for actual turkey losses going forward?

A13: You know we haven’t specifically broken that out in our guidance. But what we have said in the past remains our outlook which is we expect our turkey losses in total next year to be at the operating level to be about 50 percent of what they were in 2003.

Q14: Ok and you are on track with that? Because this quarter’s numbers would have suggested to me that you’re actually not on track with that, that you’re behind that.

A14: Well we believe at this point we are on track with that, yes.

Q15: Ok, I see.

A15: Again, we had some, we had some key business decisions that we’re taking during this quarter to liquidate some inventories and again, get things in basically a cleaned up state going into the next year once the turkey prepared food business didn’t come on as planned so you know we do think we’re on track.

Q16: Ok. And but the turkey supply and demand I think it’ll be mentioned that you’re seeing somewhat encouraging trends there. I don’t see much. What are you pointing to in particular that I’m missing?

A16: Well Rizvah [phonetic] you know our cutbacks certainly is going to improve our position because it eliminates our surplus of breast meat which has been sold on the commodity market well below cost.

Q17: Right.

A17: Also even though we’ve not seen the reported numbers word on the street is that our competitors are also cutting back.

Q18: Ok. But you haven’t seen these numbers in USDA because I haven’t seen them either.

A18: Have not as of yet. Now the most recent USDA numbers I believe are still showing a slight increase projected for next year.

Q19: Right.

A19: Slightly under population growth.

Q20: Right.

A20: But no we have not seen that coming through the numbers yet.

Q21: Ok, and the capex number it seemed to be a meaningful increase from recent numbers. Can you explain that?

A21: Well you know there’s a combination of things in our capex number. Obviously we have our recurring capex which you know U.S. operation maintenance level if you will in the 40 to 50 million dollar range. And beyond that we do have some incremental special capex related to upsizing our infrastructure for the ConAgra acquisition.

Q22: But this does not include this 80-100. It does not include ConAgra’s own capex or your capex for the ConAgra plants.

A22: It does not. It only includes capex that we have budgeted for our existing operations and that we know that we will be incurring relative to the ConAgra acquisition.

Q23: Ok. I have not been able to forecast your Mexico business in the December quarter historically. Can you give us any feel for what’s going on there right now as far as pricing, supply and demand?

A23: Pricing in Mexico as you know even when you adjust for the four million dollars that I mentioned to Diane previously has been under pressure in Mexico. They’ve had supply growth there causing pricing pressure as well. And that’s continued into the early parts of the quarter. And we do expect the quarter, you know, to be somewhat impacted by those pricing pressures. It’s uncertain at this time exactly to what extent that’ll materialize relative to the prior year numbers. But I guess our expectation at this time would be that the quarter for Mexico will not be any better than the quarter was last year.

Q24: And the supply growth is caused by?

A24: Well it’s cause by, you know, just in general industry growth. You saw that our numbers for the quarter were up 18.5 percent.

Q25: Right.

A25: Now a lot of our growth is performance improvements. We’ve made some management changes in Mexico where we have really improved our operating performance of our live production operation. And so we’re not placing additional product but we are getting better livability, better feed conversion and just, you know, better execution on the weight gain allowing us to take a larger, more consistent product to market, higher quality. That’s where a lot of our gains are coming from.

Q26: And the last question; as you come up to the end of the year and renegotiation of your food service contracts you expect better progress as far as, you know, of reflecting current prices into your contracts? Last year was not a particularly good year as far as food service contract as I understand.

A26: That’s correct and we do anticipate having strong pricing support due to reduced total overall meat supply and the improvement in the export markets will put us in a position to improve pricing in most, if not all, of our contracts.

Q27: Thank you.

A27: Thanks Rizvah [phonetic]

And once again, to ask a question please press one on your telephone key pad. The next question comes from Ken Neslow [phonetic] with Morgan Stanley. Please go ahead.

Q28: Morning guys.

A28: Good morning. Hi Ken.

Q29: How concerned are you with the relatively weak performance at ConAgra’s chicken operation? And do you think there are things that need to be worked out? And what do you think needs to be changed or what will you change I guess?

A29: Well certainly we anticipate being able to take advantage of the synergies that we’ve projected. We also anticipate that once we get involved in better understanding areas of opportunity that the expertise between the two companies will be able to make improvements. Certainly the adopting of best manufacturing practices throughout the organization will be able to impact that.

Q30: Why do you think they had such weak performance I guess is, you know?

A30: Well without, you know, having access to all of the information it’s hard at this point to determine why. We have identified the areas that need improvement but as to why they were underperforming we’re not in a position to answer that questions.

Q31: Ok. In the turkey division how are your capacity utilization rates coming in the Franconia [phonetic] division? Are we moving up the scale or are we still, where are we?

A31: Repeat that question again, I’m sorry.

Q32: The capacity utilization, or you know, I think you know there was a target ending by mid next year that you’d be at 80 percent of pre-recall levels?

A32: Right. We’re currently at about 60 percent of pre-recall levels. And we have made good progress in upgrading the sales out of that area and are looking for additional distribution throughout the United States. We have several new accounts on board, several major accounts, that we’re working with. And like Rick mentioned we have several market tests going at this point in time. So we are even though we’re disappointed that we’re not further along that we are, we anticipate a positive return. We think the addition of Bob Wright and his expertise and experience will help drive that even faster.

Q33: And my final question is when you look at the turkey division, the prices that more significantly impact your rebound would be the whole birds rather than the legs and the wings. Is that fair just because you’re mix is still concentrated on whole birds? Or is that not?

A33: That is true. We are probably more dependent upon the whole bird markets than we were prior to the recall since the larger percent of our business at that time was in the prepared foods items. The white meat and market is still a factor but whole birds are probably more of a factor. The inventory level that we’ve been able to reduce that has been causing some of the problems certainly will be a positive going forward. The reduction in live birds in the field is a very big positive and that does reduce some of our pressure on the whole birds.

Q: Thank you.

The next question comes from John McTangil [phonetic] with McTangil [phonetic] Equity Partners. Please go ahead.

Q34: No, Rizvah [phonetic] asked my question on the turkey. Thank you.

Very good. We have another question from Diane Geisler [phonetic] with Merrill Lynch. Please go ahead.

Q35: It’s actually Leonard Titlebaum [phonetic]. The operation was a success [background noise] Diane Geisler. The question I have is twofold. Have you not passed the large demand cycle for turkey? Didn’t that end in terms of your shipments?

A35: Well in terms of frozen that is correct. However this year we were able to convert more of our birds into the fresh market than ever before. So the impact of the fresh markets have not been felt in that the fresh markets are up considerably versus last year. And they’re also considerably higher than the frozen market. So we do anticipate positive impact to the P&L because of the increase in the amount of fresh we’re able to sell this year.

Q36: Ok, that answers that. Second, I know you read the USDA prognostication for grain. And could you give me yours; soybeans, corn?

A36: Well as stated we do feel that there is some more downward movement in the corn market.

Q37: This is, when you say downward you mean below what the government is looking for? Is that what I?

A37: Hello? Current levels.

Q38: Oh, ok.

A38: I think if you look at that dollar ninety to two thirty I mean that is a, we believe, a realistic number. We do still anticipate that the number will shake out lower than 2003.

Q39: Now the impact that you gave on the dollar basis, that was pre ConAgra? Or did that include ConAgra?

A39: No, that is correct. That’s pre ConAgra.

Q40: How much would the impact be plus or minus with ConAgra?

A40: Yeah, plus or minus it would be in the two million to double range. So you know somewhere between that two million and 2.4 million.

Q41: Ok. Of the negative hit on the net was corn correct?

A41: And they’re both the same. One, corn is on a bushel basis…

Q42: [Interposing] the other’s on a tonnage.

A42: Tonnage basis.

Q43: All right, but you’re saying the two will pretty well offset each other? Is that what you’re trying to tell us?

A43: Well I mean there’s such an unknown in that meal complex. We still believe there’s some downward movement but it could be close to a wash.

Q44: Ok.

A44: Then I think on the meal especially Lenny once you get into better visibility of the harvest coming out of Brazil you know we would anticipate some movement at that time. And right now that’s, you know, still an unknown.

Q45: Well it’s just going into the ground.

A45: In the ground, that’s right.

Q46: And one final point. I, let’s assume that ConAgra closes when we now we anticipate it will in November. Rick at what time will you be able to at least financial quantify all of the charges associated with that consolidation? Always you get the cost that you never can anticipate and all of that. Can you tell me when we ought to be looking at earnings that’ll probably be more transparent than right now? Meaning, you know earnings impact etc.? Are you talking at the end of the, in the March quarter, June quarter?

A46: I’m trying to understand specifically your question Lenny.

Q47: I know once you get this asset in you’re gonna have to start to go to work on it.

A47: Yeah.

Q48: O.B.’s already said that and you’ve said that in previous conversations. What I’m trying to figure out here is that when we get your earnings statement, thank god Diane’s smart because this thing looks like a CPA practicum with all the adjustments we make to try and get to your operating earnings. And what I want to do is to figure out when we will be able to take a number from you that we can you know look at without a dozen adjustments? And I know it’s not going to be in the first quarter of next year but I’m just wondering how soon after that would that come about?

A48: Yeah it’s really too early at this time to say. But you know I think you know sometime during the first fiscal year we ought to be able to get the clarity that you’re asking for. I mean it’s…

Q49: Well I would hope so too [laughter].

A49: No, I mean we’ll be able to give you estimates like we said. We’ll give you our best estimates in our first fiscal quarter conference call. But you know are there going to be items that come up that are going to, you know, be plusses or minuses that we’ll say you know this was because of the ConAgra acquisition you know. I don’t know what I don’t know and you know I do expect some of those. And when the last one occurs we hope it’s not more than, you know, the first half of the year in the ConAgra. But there will be those items that come up just because they always do.

Q50: Now the final share calculation has been completed? You know within the shares are?

A50: Oh, no it continues.

Q51: There’ll be no more adjustments to that is there?

A51: No, yeah, it does. It continues to change to five days prior to closing. So you know if we close as anticipated over that weekend then basically the Friday before that, the 14th, would be the cutoff kind of a thing, yeah.

Q: All right, thank you very much.

Excuse me, this is the operator. Gentlemen we have no further questions.

MR. RICK COGDILL

Ok well we appreciate everybody for dialing in. And we look forward to talking to you all later. Thank you.

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